Exhibit 99.1

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports 21 Percent Increase in First-Quarter Revenue Sharp Increase in Net Income

Successful Integration of Recent Acquisition Contributes to Strong Results

CAMBRIDGE, MA, April 29, 2004 — Mac-Gray Corporation (NYSE: TUC), a leading provider of innovative laundry facilities management services, as well as energy-efficient MicroFridge® appliances, to multi-housing locations including apartment properties, condominiums, military housing, hotels, and the largest provider of laundry facilities management services to college and university residence halls, announced today its financial results for the first quarter ended March 31, 2004.

Mac-Gray reported record first-quarter revenue of $43.6 million, compared with 2003 first quarter revenue of $36.0 million, an increase of $7.6 million, or 21 percent.  Net income for the quarter increased to $1.8 million, or $0.14 per diluted share, from $906,000, or $0.07 per diluted share, for the quarter ended March 31, 2003.  Excluding a first quarter 2004 pre-tax charge of $183,000 for the early extinguishment of debt, and a pre-tax gain on the sale of assets of $1.2 million, net income was $1.3 million, or $0.10 per diluted share, a 43 percent increase over first-quarter 2003 net income.

Comments on the First Quarter

“Our record quarter was driven by our Laundry and MicroFridge divisions, both of which exceeded comparable first-quarter 2003 revenue totals, even while the Laundry Facilities division was integrating the largest acquisition in Mac-Gray’s history,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer. “The acquired assets, which were owned and operated by Mac-Gray for 75 days of the quarter, generated approximately $5.9 million of incremental revenue, accounting for 78 percent of the total increase in revenue for the first quarter of 2004.  The integration is proceeding smoothly and the initial synergies of the acquired assets contributed to our strong first-quarter results.

“Our core laundry facilities contracting business also continued to grow organically, recording higher revenues despite the fact that apartment vacancy rates continue to be high in several of our larger markets.  The laundry equipment sales business was essentially flat with the first quarter of last year.

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“Mac-Gray’s MicroFridge division recorded its strongest first quarter in years, with revenue increasing by 14 percent to $5.5 million from $4.8 million in the first quarter of 2003.  The sources of this growth were the government and hotel sectors, which posted a combined 20 percent increase in revenue.

“Income from operations for the first quarter was $4.3 million, compared with $2.3 million for the first quarter of 2003.  Excluding the first quarter 2004 charge of $183,000 for the early extinguishment of debt and the gain of $1.2 million on the sale of assets, income from operations was $3.2 million, 39 percent higher than the same period last year.  As a percentage of revenue, income from operations, before the charge and the gain, increased from 6.5 percent of revenue in the first quarter of 2003 to 7.4 percent of revenue in the first quarter of 2004.

“To finance the all-cash acquisition, the Company increased its bank credit facility by $25 million, providing a total of $105 million of borrowing capacity.  The Company drew down approximately $40 million in mid-January, increasing its total bank debt outstanding to $87.1 million.  In a period of less than three months, we reduced this balance to approximately $80 million at March 31, 2004.

Outlook

“Adding the acquisition to our laundry facilities contract management business accentuates the recurring revenue component of our business model.  With the integration on schedule, we expect our core business to generate record performance.  We have consolidated redundant facilities and reduced administrative expenses, without compromising our commitment to excellence in customer service. With our income from operations as a percentage of revenue (excluding both the charge and the gain) increasing from the first quarter of 2003, we are pleased with our operating margin improvement as we realize the cost savings inherent in integrating the acquired assets.

“The laundry equipment sale business currently has a healthy pipeline of pending business, and the MicroFridge division has introduced several initiatives that are adding new revenue opportunities,” said MacDonald.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s quarterly financial results, review business and operating highlights from the quarter and discuss strategic initiatives. To hear a live broadcast of the call, log onto www.macgray.com or dial (719) 457-2681 or (800) 263-8506 prior to the call.

A replay of the call will be available from 1:00 p.m. ET on Thursday, April 29 through midnight ET Wednesday, May 5.  To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 271543.  You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website, at www.macgray.com.

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and university residence halls, condominiums, and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to ten years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 34,000 multiple housing laundry rooms located in the northeastern, midwestern and southeastern United States, and the District of Columbia.  Mac-Gray also sells, services, and leases commercial laundry equipment to commercial laundromats and institutions.

Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, military bases, hotels and assisted living facilities.  MicroFridge® has also entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag lines of home appliances throughout the U.S.  MicroFridge® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the acquired laundry facilities management contracts, the risk that the Company will incur unanticipated costs to integrate the acquired business or not realize expected synergies and cost savings, and those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts; Unaudited)

	Three months ended March 31,
	2004	2003

Revenue	$43,560	$35,974
Cost of revenue:
Cost of route revenues	23,535	18,625
Depreciation and amortization	4,963	4,247
Cost of products sold	5,950	5,510
Total cost of revenue	34,448	28,382

Operating expenses:
Selling, general and administration expenses	5,869	5,238
Loss on early extinguishment of debt	183	—
(Gain) loss on sale of assets	(1,233)	26
Total operating expenses	4,819	5,264

Income from operations	4,293	2,328
Interest and other expenses, net	1,067	773
Income before provision for income taxes	3,226	1,555
Provision for income taxes	1,387	649
Net income	$1,839	$906

Net income per common share – basic	$0.15	$0.07

Net income per common share – diluted	$0.14	$0.07
Weighted average common shares outstanding - basic	12,607	12,681
Weighted average common shares outstanding – diluted	13,017	12,684

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,705	$5,296
Trade receivables, net	6,798	9,067
Inventory	6,170	4,858
Prepaid route rent and other current assets	14,693	10,466
Total current assets	34,366	29,687

Property, plant and equipment, net	88,408	76,621
Intangible assets, net	72,886	45,289
Prepaid route rent and other assets	9,483	10,408
Total assets	$205,143	$162,005

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,717	$3,619
Accounts payable and accrued expenses	24,135	19,816
Deferred rental revenues and customer deposits	789	1,005
Total current liabilities	31,641	24,440

Long-term debt and capital lease obligations	76,222	47,254
Other liabilities	836	862
Deferred income tax liabilities	26,018	20,720
Total liabilities	134,717	93,276

Stockholders’ equity:
Common stock	134	134
Additional paid-in capital	68,561	68,561
Accumulated other comprehensive loss	(719)	(372)
Retained earnings	10,823	9,439
Treasury stock	(8,373)	(9,033)
Total stockholders’ equity	70,426	68,729
Total liabilities and stockholders’ equity	$205,143	$162,005